Exhibit 99.1

Omnicom Group Reports Second Quarter and Year-to-Date
2019 Results

NEW YORK, July 17, 2019 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per share for the second quarter of 2019 increased eight cents, or 5.0%, to $1.68 per share versus $1.60 per share for the second quarter of 2018. Net income - Omnicom Group Inc. for the second quarter of 2019 increased $6.5 million, or 1.8%, to $370.7 million from $364.2 million in the second quarter of 2018.

Primarily due to the negative effects of foreign exchange rates and disposition activity in excess of acquisitions over the past year, Omnicom’s worldwide revenue in the second quarter of 2019 decreased 3.6% to $3,719.8 million from $3,859.6 million in the second quarter of 2018. The components of the change in revenue included a decrease in revenue from the negative impact of foreign currency translation of 2.6%, a decrease in acquisition revenue, net of disposition revenue of 3.8% and an increase in revenue from organic growth of 2.8% when compared to the second quarter of 2018.

Organic growth in the second quarter of 2019 as compared to the second quarter of 2018 in our five fundamental disciplines was as follows: Advertising increased 4.4%, CRM Consumer Experience increased 1.9%, CRM Execution & Support decreased 2.6%, Public Relations decreased 1.3% and Healthcare increased 8.4%.

Across our regional markets, organic growth in the second quarter of 2019 as compared to the second quarter of 2018 was: 3.2% in the United States, 11.8% for Other North America, 5.7% in the United Kingdom, 1.5% for the Euro Markets and Other Europe, and 1.9% for Asia Pacific, while Latin America decreased 2.4% and the Middle East and Africa decreased 8.3%.

Operating profit in the second quarter of 2019 decreased $8.6 million, or 1.5%, to $573.7 million from $582.3 million in the second quarter of 2018. Our operating margin for the second quarter of 2019 increased to 15.4% versus 15.1% for the second quarter of 2018.

Omnicom Group Inc.

For the second quarter of 2019, our effective income tax rate was 24.9% compared to 25.8% for the same period in 2018. The 2019 effective tax rate included an approximately $11 million reduction in income tax expense, primarily from the net favorable settlement of uncertain tax positions in various jurisdictions, which resulted in the recognition of net deferred tax assets during the quarter.

Year-to-Date

Diluted net income per share for the six months ended June 30, 2019 increased $0.12, or 4.4%, to $2.85 per share compared to $2.73 per share for the six months ended June 30, 2018. Net income - Omnicom Group Inc. for the six months ended June 30, 2019 increased $5.6 million, or 0.9%, to $633.9 million from $628.3 million in the same period in 2018.

Primarily due to the negative effects of foreign exchange rates and disposition activity in excess of acquisitions over the past year, worldwide revenue for the six months ended June 30, 2019 decreased 4.0% to $7,188.7 million from $7,489.2 million in the same period of 2018. The components of the change in revenue included a decrease in revenue from the negative impact of foreign currency translation of 3.0%, a decrease in acquisition revenue, net of disposition revenue of 3.7% and an increase in revenue from organic growth of 2.7% when compared to the same period of 2018.

Organic growth for the six months ended June 30, 2019 compared to the same period in 2018 in our five fundamental disciplines was as follows: Advertising increased 4.7%, CRM Consumer Experience increased 0.7%, CRM Execution & Support decreased 2.9%, Public Relations decreased 0.9% and Healthcare increased 7.6%.

Across our regional markets, organic growth for the six months ended June 30, 2019 as compared to the same period of 2018 was 2.6% in the United States, 9.0% for Other North America, 3.5% in the United Kingdom, 2.7% in the Euro Markets and Other Europe, 2.0% in Asia Pacific and 2.5% for the Middle East and Africa, while Latin America decreased 2.7%.

Operating profit for the six months ended June 30, 2019 decreased $1.3 million, or 0.1%, to $1,002.6 million compared to $1,003.9 million for the same period in 2018. Our operating margin for the six months ended June 30, 2019 increased to 13.9% versus 13.4% for the same period in 2018.

Omnicom Group Inc.

For the six months ended June 30, 2019, our effective income tax rate was 25.7% compared to 25.2% for the same period in 2018. The 2019 effective tax rate included an approximately $11 million reduction in income tax expense, primarily from the net favorable settlement of uncertain tax positions in various jurisdictions, which resulted in the recognition of net deferred tax assets in the second quarter of 2019.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business.

The financial tables at the end of this document reconcile the GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA for the periods presented.

For the second quarter of 2019, EBITA decreased $14.4 million, or 2.4%, to $594.9 million from $609.3 million in the second quarter of 2018. Our EBITA margin increased to 16.0% for the second quarter of 2019 versus 15.8% in the second quarter of 2018.

For the six months ended June 30, 2019, EBITA decreased 1.2%, or $13.0 million, to $1,045.4 million from $1,058.4 million for the same period in 2018. Our EBITA margin for the six months ended June 30, 2019 increased to 14.5% versus 14.1% for the same period in 2018.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

 Omnicom Group Inc.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Omnicom Group Inc.

For a live webcast or a replay of our second quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts

Investor Relations:	Media:
Shub Mukherjee	Joanne Trout
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2019	2018

Revenue	$3,719.8	$3,859.6
Operating Expenses:
Salary and service costs	2,665.2	2,772.9
Occupancy and other costs	315.4	319.6
Costs of services	2,980.6	3,092.5
Selling, general and administrative expenses	107.7	117.4
Depreciation and amortization	57.8	67.4
	3,146.1	3,277.3
Operating Profit	573.7	582.3
Interest Expense	66.6	66.4
Interest Income	16.4	13.9
Income Before Income Taxes	523.5	529.8
Income Tax Expense (a)	130.6	136.7
Income From Equity Method Investments	1.2	1.7
Net Income	394.1	394.8
Net Income Attributed To Noncontrolling Interests	23.4	30.6
Net Income - Omnicom Group Inc.	$370.7	$364.2

Net income per share - Omnicom Group Inc.
Basic	$1.69	$1.61
Diluted	$1.68	$1.60

Weighted average shares (in millions)
Basic	219.6	226.8
Diluted	220.9	228.1

Dividends Declared Per Common Share	$0.65	$0.60

(a)	For the three months ended June 30, 2019, income tax expense was reduced by approximately $11 million, primarily from the net favorable settlement of uncertain tax positions in various jurisdictions, which resulted in the recognition of net deferred tax assets during the quarter.

.

Omnicom Group Inc.

Consolidated Statements of Income

Six Months Ended June 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2019	2018

Revenue	$7,188.7	$7,489.2
Operating Expenses:
Salary and service costs	5,232.8	5,485.7
Occupancy and other costs	624.7	639.9
Costs of services	5,857.5	6,125.6
Selling, general and administrative expenses	211.2	222.9
Depreciation and amortization	117.4	136.8
	6,186.1	6,485.3
Operating Profit	1,002.6	1,003.9
Interest Expense	129.6	128.6
Interest Income	33.4	29.3
Income Before Income Taxes	906.4	904.6
Income Tax Expense (a)	233.2	227.7
Income From Equity Method Investments	0.7	2.6
Net Income	673.9	679.5
Net Income Attributed To Noncontrolling Interests	40.0	51.2
Net Income - Omnicom Group Inc.	$633.9	$628.3

Net income per share - Omnicom Group Inc.
Basic	$2.86	$2.75
Diluted	$2.85	$2.73

Weighted average shares (in millions)
Basic	221.4	228.5
Diluted	222.5	229.8

Dividends Declared Per Common Share	$1.30	$1.20

(a)	For the six months ended June 30, 2019, income tax expense was reduced by approximately $11 million, primarily from the net favorable settlement of uncertain tax positions in various jurisdictions, which resulted in the recognition of net deferred tax assets in the second quarter of 2019.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Three Months Ended June 30

(Unaudited)

(Dollars in Millions)

	2019	2018

Net Income - Omnicom Group Inc.	$370.7	$364.2
Net Income Attributed To Noncontrolling Interests	23.4	30.6
Net Income	394.1	394.8
Income From Equity Method Investments	1.2	1.7
Income Tax Expense	130.6	136.7
Income Before Income Taxes	523.5	529.8
Interest Income	16.4	13.9
Interest Expense	66.6	66.4
Operating Profit	573.7	582.3
Add back: Amortization of intangible assets	21.2	27.0
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$594.9	$609.3

Revenue	$3,719.8	$3,859.6
EBITA	$594.9	$609.3
EBITA Margin %	16.0%	15.8%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Six Months Ended June 30

(Unaudited)

(Dollars in Millions)

	2019	2018

Net Income - Omnicom Group Inc.	$633.9	$628.3
Net Income Attributed To Noncontrolling Interests	40.0	51.2
Net Income	673.9	679.5
Income From Equity Method Investments	0.7	2.6
Income Tax Expense	233.2	227.7
Income Before Income Taxes	906.4	904.6
Interest Income	33.4	29.3
Interest Expense	129.6	128.6
Operating Profit	1,002.6	1,003.9
Add back: Amortization of intangible assets	42.8	54.5
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$1,045.4	$1,058.4

Revenue	$7,188.7	$7,489.2
EBITA	$1,045.4	$1,058.4
EBITA Margin %	14.5%	14.1%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.